EXHIBIT 10.19

Dated 27th February 2013
(1) COSTAR UK LIMITED
- and -
(2) PAUL MARPLES

Without Prejudice
Subject to Contract

LEAVING AGREEMENT

GIBSON DUNN

Gibson, Dunn & Crutcher LLP
Telephone House
2-4 Temple Avenue
London EC4Y 0HB

LEAVING AGREEMENT
THIS AGREEMENT is made on February 27, 2013
BETWEEN:

(1)	COSTAR UK LIMITED, (No. 1789170) whose registered office is at 40 Portman Square, London W1H 6LT (the "Company"); and

(2)	PAUL MARPLES, whose address is 115 Palewell Park, London SW14 8JJ (the "Executive").
RECITALS

(A)
The Executive has been employed by the Company under the terms of an executive service contract dated 16 February 2007 made between the Executive and Property Investment Exchange Limited (the "Service Agreement"), a copy of which is attached at schedule 2.

(B)	The Company is entering into this Agreement for itself and as agent for and trustee of all its Group Companies and is duly authorised on their behalf.

(C)
The Executive has received independent legal advice from a qualified lawyer as such term is defined in Section 203 of the Employment Rights Act 1996[1] (the "Adviser") as to the terms and effect of this Agreement and is aware that he has those potential claims against the Company which are listed and have been raised in clause 8.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Agreement the following terms shall have the meanings set out below:

"Group Company" means the Company and any person which is from time to time a subsidiary, subsidiary undertaking, or holding company of the Company or of such subsidiary, subsidiary undertaking, or holding company as the case may be from time to time, together the "Group Companies".
"HMRC" means Her Majesty's Revenue & Customs and, where relevant, any predecessor body which carried out part of its functions; and
"Leaving Date" means August 25, 2013.

Any reference to "holding company" or "subsidiary" or “subsidiary undertaking” means a "holding company" or "subsidiary" or “subsidiary undertaking” (as the case may be) as defined in s.1159 and s. 1161 Companies Act 2006, save that:

___________________________________
1    Same definition as Section 147 Equality Act

(a)
a company shall be treated, for the purposes only of the membership requirement contained in s.1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (i) another person (or that person's nominee), whether by way of security or in connection with the taking of security, or (ii) its nominee; and

(b)
in the case of a limited liability partnership which is a subsidiary of a company or another limited liability partnership, s.1159 Companies Act 2006 shall apply as if: (i) references in s.1159(1)(a) and (c) to voting rights are to the members' rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (ii) the reference in s.1159(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights;

1.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender includes a reference to other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The schedules to this Agreement form part of (and are incorporated into) this Agreement.

2.	TERMINATION OF EMPLOYMENT

2.1
The Executive accepts and confirms the termination of his employment with the Company and any Group Companies with effect from the Leaving Date by mutual agreement save for clauses 14 (Confidential Information), 16 (Intellectual Property), 20 (Obligations on Termination) and 21 (Restrictions after Termination) of the Service Agreement which are intended to, and which the Executive agrees do, survive termination.

2.2
The Executive shall be entitled to receive his salary and contractual benefits up to and including the Leaving Date in the normal way but, for the avoidance of doubt, shall not receive any payment in respect of bonus for any period.

2.3	All of these sums will be subject to the normal PAYE deductions.

3.	GARDEN LEAVE

3.1
The Executive shall, with effect from the date of this Agreement and until the Leaving Date and subject to clause 3.1(d) below, cease to carry out any duties for or attend any office of the Company and each Group Company. During such time the Executive shall:

(a)
remain an employee of the Company and be bound by the terms of the Service Agreement (in particular clauses 6 (Outside Business Interests), 14 (Confidential Information) and 16 (Intellectual Property));

(b)
not have any contact or communication with any client or customer, employee, officer, director, agent or consultant of the Company or any Group Company except any member of the Board or the General Counsel of the Company's U.S. holding company;

(c)	take and be deemed to be taking any period of accrued but unused holiday entitlement;

(d)	keep the Company informed of his whereabouts (except during any periods taken as holiday) so that he can be called upon to perform any appropriate duties as required by the Board;

(e)	comply with his obligations under the Service Agreement; and

(f)	continue to receive the salary and contractual benefits (but not, for the avoidance of doubt, any bonus) in the usual way.

4.	OFFICE AND SHAREHOLDINGS

4.1	The Executive:

(a)
shall resign from his directorship with the Company and from all other offices which he holds with any other Group Companies with immediate effect from the date of this Agreement by executing letters of resignation in the form set out in schedule 1.

(b)	warrants that he does not hold any trusteeships as a result of his employment by the Company; and

(c)
shall execute such further documents and do such further things (at the cost of the Company) as may in the opinion of the Company be necessary in order to give full effect to clauses 4.1(a) and 4.1 (b) above.

5.	STOCK OPTIONS

5.1
The Executive will be separately notified of any rights and/or options that may be available to him under the CoStar Group 2007 Stock Incentive Plan as at the Leaving Date by the trustees or administrators of such schemes. The Executive's rights in relation to any stock option or restricted stock granted to him under such schemes shall be governed exclusively by the rules of such schemes and under which he shall be treated as ceasing to be an employee of the Company on, and therefore subject to continued vesting until, the Leaving Date.

6.	TERMINATION PAYMENTS AND BENEFITS

6.1
By way of compensation for loss of office and the early termination of the Executive's employment and without admission of liability (and provided he has returned to the Company a copy of this agreement signed by him and a copy of a letter in the form set out in Schedule 3 signed by the Adviser and further provided the Executive satisfies the provisions of this agreement), the Company shall:

(a)
pay to the Executive an ex gratia payment of £30,000. The parties consider the sum payable under this clause 6.1(a) falls within section 401 to 416 of ITEPA 2003 and that such payment can and will be be made without deduction. This sum shall be paid within seven days following the Leaving Date; and

(b)
contribute an aggregate amount of up to £1,000 (inclusive of VAT and disbursements) towards the legal fees incurred by the Executive in reaching this agreement. These payments shall be made directly to the legal advisers following receipt of appropriate invoices addressed to the Executive and marked payable by the Company and in accordance with the appropriate HMRC extra-statutory concession.

6.2
The Company shall discharge its obligations to make payments or provide benefits to the Executive under clause 6.1 above in the event that such payments are made or such benefits are provided to the Executive by a Group Company.

7.	CONDITION PRECEDENT

The payment and benefits referred to in clause 6 above (the "Settlement") shall be subject to clauses 8 and 9 below.

8.	WAIVER OF CLAIMS

8.1
The Executive agrees that he has carefully considered all the facts and circumstances relating to his office and employment and their termination and accepts the Settlement and other terms of this Agreement in full and final settlement of:

(a)	the following particular claims against the Company or any Group Company and its or their officers or employees (each of which is hereby intimated and waived):

(i)	claims for breach of contract or wrongful dismissal;

(ii)	claims for unfair dismissal and related claims, under sections 93 and 111 of the Employment Rights Act 1996;

(iii)	claims for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;

(iv)	claims in relation to an unauthorised deduction from wages or unauthorised payment, under section 23 of the Employment Rights Act 1996; and

(v)	claims in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998,

(b)	the following additional claims against the Company or any Group Company and its or their officers or employees (each of which is hereby intimated and waived):

(i)	claims for an unlawful detriment under section 48 of the Employment Rights Act 1996;

(ii)	claims in relation to employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

(iii)	claims in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;

(iv)	claims that he has been dismissed or has otherwise suffered a detriment for making a qualifying and protected disclosure for the purposes of part IVA, section 47B of the Employment Rights Act 1996

(v)	claims in relation to parental rights and flexible working, under sections 80 and 80H of the Employment Rights Act 1996;

(vi)	claims in relation to time off work, under sections 51, 54, 60, 63 and 63C of the Employment Rights Act 1996;

(vii)	claims for equality of terms, under sections 120 and 127 of the Equality Act 2010 and section 2 of the Equal Pay Act 1970;

(viii)
claims for direct or indirect discrimination, harassment or victimisation on the grounds of sex, marital or civil partnership status, gender reassignment, pregnancy or maternity, under section 120 of the Equality Act 2010 and section 63 of the Sex Discrimination Act 1975;

(ix)
claims for direct or indirect discrimination, harassment or victimisation on the grounds of colour, race, nationality or ethnic or national origin, under section 120 of the Equality Act 2010 and section 54 of the Race Relations Act 1976;

(x)	claims for discrimination, harassment or victimisation related to disability, under section 120 of the Equality Act 2010 and section 17A of the Disability Discrimination Act 1995;

(xi)	claims for breach of obligations under the Protection of Harassment Act 1997;

(xii)	claims for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(xiii)
claims for direct or indirect discrimination, harassment or victimisation on the grounds of religion or belief, under section 120 of the Equality Act 2010 and regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;

(xiv)
claims for direct or indirect discrimination, harassment or victimisation on the grounds of sexual orientation, under section 120 of the Equality Act 2010 and regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;

(xv)
claims for direct or indirect discrimination, harassment or victimisation on the grounds of age, under section 120 of the Equality Act 2010 and regulation 36 of the Employment Equality (Age) Regulations 2006;

(xvi)	claims in relation to the duty to consider working beyond retirement, under paragraphs 11 and 12 of Schedule 6 to the Employment Equality (Age) Regulations 2006;

(xvii)	claims under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

(xviii)	claims under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;

(xix)	claims in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

(xx)	claims for failure to comply with obligations under the Human Rights Act 1998;

(xxi)	claims for failure to comply with obligations under the Data Protection Act 1998;

(xxii)	claims in relation to existing personal injury claims, whether or not the Employee is aware of such claims;

(xxiii)	claims in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;

(xxiv)	claims in relation to the right to request time off for study or training under section 631 of the Employment Rights Act 1996; and

(xxv)	claims arising as a consequence of the United Kingdom's membership of the European Union,

(c)
any other rights of action whatsoever and howsoever arising (whether under common law, statute, European Union law or otherwise) whether in the United Kingdom or any other country or jurisdiction and whether contemplated or not which he has or may have against the Company or any Group Company or its or their employees or officers arising out of his employment or its termination or his directorships or past directorships or their termination and he irrevocably waives any such claims or rights of action which he now has or may become aware of hereafter.

8.2	The waivers in clause 8.1 shall not apply to the following:
(a) any claims by the Executive to enforce this agreement;
(b) any personal injury claims which have not arisen at the date of this agreement and any existing personal injury claims of which the Executive is not aware at the date of this agreement or could not reasonably be aware at the date of this agreement; and
(c) any claims in relation to accrued entitlements under any pension scheme of the Company or any Group Company.

8.3
The Executive shall on the Leaving Date execute a further agreement in a form satisfactory to the Company and without further consideration which shall repeat and restate the waiver and settlement of all claims listed in this clause 8, complies with the provisions of Clause 15 and contains terms no more onerous for the Executive than the terms of this Agreement.

9.	WARRANTIES

9.1	The Executive warrants that:

9.1.1	he has no claims against the Company, any Group Company or their employees or officers other than those raised in clause 8.1(a), (b) and (c);

9.1.2	he is not aware of having suffered any personal injury at work;

9.1.3	he is not guilty of any act or omission which would entitle the Company to summarily dismiss him without notice or compensation; and

9.1.4	he has not received (either orally or in writing) nor agreed to accept (either orally or in writing) any offer, whether conditional or unconditional:

(a)of a contract of service or for services;

(b)to hold any office; or

(c)of any form of deferred remuneration
to take effect at any time after the Leaving Date.

9.2
The Executive acknowledges that the Company has relied on the warranties set out in this Agreement in entering into this Agreement and that the Company shall be released from any obligation to make any payment or provide any benefit to the Executive hereunder [2] in the event that the information so warranted proves inaccurate.

10.	TAX INDEMNITY

10.1
The deductions for tax and other statutory deductions made from the Settlement by the Company are in accordance with the Company's current understanding of the tax regime. However the Executive agrees to be responsible for the payment of any further tax and other statutory deductions (whether the same are payable in the United Kingdom or elsewhere) in respect of all and any part of the Settlement or any other payment or benefit provided to the Executive in connection with his employment with any Group Company and to indemnify each and every Group Company (and to keep each and every Group Company indemnified on a continuing basis) against all and any liabilities to taxation or statutory deductions (including any interest, fines, penalties, surcharges, costs and expenses, save where such liabilities have arisen due to the negligent acts or omissions of the Company and acting in breach of the terms of this Agreement) which they may incur in respect of or by reason of all and any part of the Settlement or such other payment or benefit.

10.2
The Company shall give the Executive reasonable notice of any demand for tax which may lead to liabilities on the Executive under the indemnity at clause 10.1 and shall provide him with reasonable access to any documentation he may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Company from complying with its legal obligations with regard to HMRC or other competent body).

10.3
To the extent that any Group Company incurs any liability to tax in respect of any payment under the indemnity at clause 10.1, the Executive shall pay such additional amounts to the Group Company as are required to ensure that the net amount received and retained by the Group Company (after tax) is equal to the full amount which would have been received and retained had no such liability to tax been incurred provided that this clause shall not confer any right on any Group Company to recover secondary class 1 or class 1A or primary class 1 national insurance contributions to the extent that recovery of the same is prohibited by law.

11.	COMPANY PROPERTY

11.1
The Executive warrants that (i) he has returned to the Company all documents and files (electronic or other and including copies), software, credit or charge cards and any other property belonging to any of the Group Companies, including without limitation keys, phones and computers ("Group Company Property"); (ii) he has not downloaded any information or software belonging to the Company or any Group Company; (iii) he has disclosed to the Company any passwords or computer access codes relevant to the business of any of the Group Companies; (iv) all correspondence or e-mails belonging to the Company and held on the Executive's personal computer are transferred to compact disc or similar media and returned to the Company and that any copies held on the personal computer are permanently deleted;

___________________________________
2    A breach of warranty would be serious and the consequences which flow should extend to cover all sums due under the agreement - e.g. If PM has done something justifying summary dismissal then CoStar should not be obliged to employ him through 25 August

11.2
the Executive undertakes to return to the Company forthwith any Company or Group Company Property which may come into his possession or control in the future and to comply fully with his obligations under clause 20 of the Service Agreement.

12.	CONFIDENTIAL INFORMATION

12.1
Without prejudice to the Executive's common law and contractual obligations, including without limitation the obligations set out in clause 14 of the Service Agreement, and in consideration of the sum of £2,000 less such deductions the Company is required to make, the Executive hereby undertakes that he will not at any time use or disclose to any person, company, firm, individual or organisation (except with the agreement of the Company or as required by law) any trade secret or confidential information belonging or relating to the Company or any Group Company which he obtained during his employment with any such companies including but not limited to details of actual and potential customers, suppliers, trade agents, arrangements, discounts or terms of business, those categories of information detailed in clause 14.1 of the Service Agreement and the terms of this agreement.

12.2
This clause shall not apply to any such information which comes into the public domain as a result of a disclosure required by law or a protected disclosure under the Public Interest Disclosure Act 1998 or by some means other than an unauthorised disclosure by the Executive or the disclosure of the terms of this agreement to the Executive's professional advisers provided always that disclosure to the Executive's professional advisers shall be on terms that they agree to keep the same confidential.

13.	INDEPENDENT LEGAL ADVICE

13.1	The Executive warrants that:

13.1.1
he has received independent legal advice from a qualified lawyer acting in his or her professional capacity and who holds a current practising certificate, as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue his rights before an Employment Tribunal or court of competent jurisdiction in England and Wales;

13.1.2
that there was in force, when that lawyer gave the advice referred to in this paragraph, a policy of insurance covering claims in respect of any loss which may arise in consequence of the advice, as required by section 203 of the Employment Rights Act 1996 and section 147 of the Equality Act 2010, and also that, that lawyer is an independent adviser for the purposes of section 147 of the Equality Act 2010; and

13.1.3	he shall provide the Company with a letter in the form set out in schedule 3 signed by the Adviser.

14.	COMPLIANCE WITH LEGISLATION
The conditions regulating compromise agreements and qualifying compromise contracts (as applicable) under the Equality Act 2010, Equal Pay Act 1970, Sex Discrimination Act 1975, Race Relations Act 1976, Trade Union and Labour Relations (Consolidation) Act 1992, Disability Discrimination Act 1995, Employment Rights Act 1996, Working Time Regulations 1998, Employment Relations Act 1999, Transnational Information and Consultation of Employees Regulations 1999, Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Employment Equality (Sexual Orientation) Regulations 2003, Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Age) Regulations 2006 and the Occupational and Personal Pensions Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 are satisfied.

15.	REPAYMENT PROVISIONS

15.1	If the Executive

(a)	breaches any term of this agreement; or

(b)	raises any grievance in writing with any of the Group Companies within four months of the Leaving Date; or

(c)	commences proceedings against the Company or any Group Company in breach of this agreement then he will pay to the Company on demand by way of liquidated damages an amount equivalent to, in the case of (a) above, the damages suffered by the Company as a result of the breach or, in the case of (b) or (c) above, the value of any damages, account of profits or other compensation sought by the Executive, or the amount which could be awarded in such proceedings, and in both cases the Company's costs in connection with such breach or proceedings and any such payment shall be recoverable as a debt.

16.	DISPARAGING STATEMENTS

The Executive warrants that he will not hold himself out as representing the Company or make and/or publish in any manner any derogatory, adverse, false or defamatory statements, written or verbal, regarding the Company or any Group Company or any of its or their respective directors, officers, employees, agents, vendors, existing clients, potential clients that the Executive knows that any Group Company has targeted or potential acquisition targets that the Executive knows that the Company or any Group company has targeted (together, the Relevant Parties”). The Executive agrees that he has not and will not engage in the following activities: (1) incite other persons and/or entities to raise allegations of wrongdoing against any of the Relevant Parties; and/or (2) publish any representation that any of the Relevant Parties in any way treated him unfairly, breached any obligation to him, or in any other manner mistreated him.

17.	FUTURE ASSISTANCE

The Executive agrees to use reasonable endeavours to be available to respond to future inquiries or reasonable requests for assistance from the Company or any Group Company related to matters arising during the Executive's employment with the Company.

18.	RESTRICTIVE COVENANTS

The Executive agrees that in consideration of the sum of £2,000 less such deductions the Company is required to make, he shall continue to be bound by the obligations set out in clause 21 of the Service Agreement as a separate and independent obligation of this agreement and as if the terms of those clauses were set out for the first time herein.

19.	WITHOUT PREJUDICE STATUS

Once executed by both parties this Agreement will form an open and binding agreement notwithstanding the fact that the front sheet is marked "without prejudice" and "subject to contract".

20.	THIRD PARTIES RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement in relation to the Company or any Group Company. No person other than the parties to this Agreement and any Group Company and the directors and employees of the Company or any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties.

21.	ENTIRE AGREEMENT

The terms of this Agreement constitute the entire agreement between the parties in respect of the termination of the Executive's employment and supersede any previous agreement between them linked to the termination of the Executive's employment. The parties acknowledge that they are not entering into this Agreement in reliance upon any representation, warranty or undertaking which is not contained or referred to in this Agreement. The terms of this Agreement do not replace or supersede any provision of the Executive's contract of employment that remains in force after the Termination Date, except where otherwise stated in this Agreement.

22.	SEVERABILITY

If any provision or part of a provision of this Agreement shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this Agreement in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.

23.	COUNTERPARTS
This Agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart or a signature page by facsimile or scanned via email shall take effect as delivery of an executed counterpart of this Agreement provided that the relevant party shall give the other the original of such page as soon as reasonably practicable thereafter.

24.	GOVERNING LAW AND JURISDICTION

24.1	This Agreement shall be governed by and construed in accordance with the law of England and Wales.

24.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

IN WITNESS whereof this agreement has been executed as a deed and delivered on the date first above written.

Signed as a deed by	)
PAUL MARPLES	)	/s/ Paul Marples

in the presence of:	)

Witness signature:		/s/ Joanne Marples

Witness name:		Joanne Marples

Witness address:

Witness occupation:

Signed as a deed by _________________			)	/s/ Matthew Green
for and on behalf of COSTAR UK LIMITED			)	Matthew Green

in the presence of:			)

Witness signature:				/s/ David Maloney

Witness name:				David Maloney

Witness address:

Witness occupation:				Accountant

SCHEDULE 1

Letters of Resignation
To the board of directors of:

CoStar Limited
CoStar UK Limited
Property and Portfolio Research, Ltd.
Grecam S.A.S.

February 27th 2013

Dear Sirs
I resign as a director and officer of the companies listed above with immediate effect and confirm that I have no claims against any of the companies listed above arising out of the termination of my directorships.
I agree to complete any further documentation or instrument to effect such resignation.
Yours faithfully

/s/ Paul Marples

Paul Marples

SCHEDULE 2

[See Executive Service Contract dated February 16, 2007, between Property Investment Exchange Limited and Paul Marples (Incorporated by reference to Exhibit 10.14 to the Registrant’s Report on Form 10-K for the year ended December 31, 2007).]

SCHEDULE 3

Letter from Adviser

Solomon Taylor & Shaw	Tel	020 7431 1912	[Solomon Taylor & Shaw Logo]
3 Coach House Yard	Fax	020 7794 7485
Hampstead High Street	DX 144580 Hampstead 2
London NW3 1QF	www.solts.co.uk
mail@solts.co.uk

CoStar UK Limited
40 Portman Square
London W1H 6LT

Date:	February 27, 2013
Your Ref:
Our Ref:	MC/55874

Dear Sirs
CoStar UK Limited (the "Company") and Paul Marples (the "Executive")
I refer to the agreement between the Company and the Executive, our client, dated 27 February 2013, a copy of which is attached (the "Leaving Agreement") and confirm that:

1.
I, Matthew Cranton, have given the Executive independent legal advice as to the terms and effect of the Leaving Agreement and, in particular, its effect on his ability to pursue his rights before an employment tribunal;

2.
I, Matthew Cranton, am a solicitor of the Senior Courts of England and Wales and hold (and held at the time the advice was given) a current practising certificate issued by The Solicitors Regulation Authority;

3.
Solomon Taylor & Shaw holds, and held at the time the advice was given, a current policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of the advice; and

4.
neither I nor Solomon Taylor & Shaw acted for the Company or any Group Company in relation to the termination of the Executive's employment with the Company or the Leaving Agreement and I consider myself to be an independent adviser for the purposes of section 147 of the Equality Act 2010.

Yours faithfully
/s/ Matthew Cranton

MATTHEW CRANTON
For and on behalf of Solomon Taylor & Shaw
Direct Tel:	020 7317 8677
Direct e-mail:	matthew@solts.co.uk

Partners: Raymond C. Taylor Barry M. H. Shaw Gary Phillips Declan O'Brien Nick J. Mills Mark Summerfield* Karen O'Brien Scott Atkinson Ari J. Bloom Jeremy D. Harris Melissa Vangeen * CEDR Solve direct mediator Consultants: Sir Harry Solomon David A. Segal Solomon Taylor & Shaw, a firm of English solicitors, is authorised and regulated by the Solicitors Regulation Authority (SRA No. 0006190)